November 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SGI Small Cap Growth Fund, formerly Bogle Investment Management Small Cap Growth Fund, (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of SGI Small Cap Growth Fund dated November 4, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment

On May 13, 2021, the Board, upon the recommendation of the Fund’s audit committee, dismissed PricewaterhouseCoopers, LLP as independent registered public accounting firm for the SGI Small Cap Growth Fund and selected Ernst & Young LLP as the independent registered public accounting firm for the Fund.

The reports by PricewaterhouseCoopers, LLP on the financial statements of the Fund as of and for the fiscal years ended August 31, 2020 and August 31, 2019, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended August 31, 2020 and August 31, 2019 and the subsequent interim period from September 1, 2020 through May 13, 2021, there were no (1) disagreements with PricewaterhouseCoopers, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Fund provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures. Attached as Exhibit 13(a)(4) is a copy of PwC’s letter, dated November 4, 2021, stating that it agrees with such statements.

During the Fund’s fiscal years ended August 31, 2020 and August 31, 2019 and the subsequent interim period from September 1, 2020 through May 13, 2021, neither the Fund, nor anyone on its behalf has consulted with Ernst & Young LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K under the Securities Exchange Act of 1934, as amended) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).